Exhibit 10.31

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement’) is made by and between Michael Nahkunst (“Mr. Nahkunst”) and Kona Grill, Inc. (“Kona”) as of January 30, 2012 (the “Effective Date”).  Terms not otherwise defined herein are defined in that certain Executive Employment Agreement by and between Mr. Nahkunst and Kona effective as of October 24, 2011 (the “Employment Agreement”).

BACKGROUND

A.           Mr. Nahkunst serves as 1) an employee, and as Chief Executive Officer and President of Kona; 2) an officer and/or director of certain subsidiaries of Kona; and 3) a member of the Kona Board of Directors (collectively, the “Kona Positions”).

B.           The parties desire to enter into this Agreement pursuant to which Mr. Nahkunst will resign from all Kona Positions as of the Effective Date and make certain other undertakings as provided in this Agreement in exchange for the “Benefits” described in Section 2 of this Agreement and certain other undertakings of Kona as provided in this Agreement.

NOW THEREFORE, based on the foregoing and the terms and conditions below, Mr. Nahkunst and Kona, desiring to facilitate a mutually agreeable separation and smooth transition of duties, hereby agree as follows.

1.Resignation from all Kona Positions as of the Effective Date.

Pursuant to Sections 6 and 6.4 of the Employment Agreement, as of the Effective Date, Mr. Nahkunst resigns: 1) from employment and as Chief Executive Officer and President of Kona without Good Reason; 2) as an officer and/or director of all subsidiaries of Kona; and 3) from the Kona Board of Directors.  Kona hereby accepts all and each of Mr. Nahkunst’s resignations hereunder.

2. Benefits.

In return for “Mr. Nahkunst’s Promises” (described in Section 4 below), and provided that Mr. Nahkunst executes this Agreement and does not exercise his right to revoke it (described in Section 6 below), Kona hereby provides Mr. Nahkunst with the following compensation and benefits (all and each are the “Benefits”).

(a)           Reimbursement for Moving.  Kona will pay Mr. Nahkunst the sum of $16,500 as reimbursement for Mr. Nahkunst’s termination of his lease of a residential property in the Phoenix area.  Kona will make this payment on or about the first Kona business day after eight days have passed from the date on which Mr. Nahkunst signs this Agreement.  Kona will issue a form 1099 to Mr. Nahkunst for tax reporting purposes of this payment.

(b)           COBRA.  After the Effective Date, Mr. Nahkunst is entitled to continue his group health insurance benefits at his cost under applicable law.  As an additional benefit of this Agreement, Kona will pay its current share of the cost of that coverage through April 30, 2012, or until Mr. Nahkunst obtains comparable replacement coverage, whichever occurs first, as long as Mr. Nahkunst pays the balance of the cost of that insurance and completes and returns the necessary paperwork to continue that coverage.  Mr. Nahkunst hereby voluntarily authorizes Kona to deduct his share of the cost of that insurance from the payment that he receives in Section 2(a) above.

(c)           Stock Options.  All stock options to acquire Kona Common Stock (“Stock Options”) issued to Mr. Nahkunst that have not vested as of the Effective Date shall terminate.  All Stock Options that have vested as of the Effective Date shall remain exercisable pursuant to the terms of such certain Stock Option Agreements granting such Stock Options until May 31, 2012.  For the sake of clarity, Mr. Nahkunst will have 41,875 Stock Options vested that may be exercised pursuant to the terms thereunder until May 31, 2012. This Agreement shall be deemed to modify and amend such certain Stock Option Agreements to provide for such extended exercise period.

3. Additional Kona Promises.

Further in return for Mr. Nahkunst’s Promises, Kona agrees as follows (the “Additional Kona Promises”):

(a)           Release of Claims.  Kona fully and finally releases, gives up, and otherwise relinquishes all of its legal “Claims” (defined below) against Mr. Nahkunst to the maximum extent permitted by applicable law through the Effective Date.  Kona will not start any lawsuits against Mr. Nahkunst except if necessary to enforce this Agreement.  The benefits that Kona will receive as set forth in this Agreement are full and fair payment for the release of all of its Claims.  Except as provided in this Agreement, Mr. Nahkunst does not owe Kona anything else.

For purposes of this Section 3(a), the “Claims” that Kona is hereby releasing, giving up, and relinquishing mean all of Kona’s legal claims for any relief of any kind or nature against Mr. Nahkunst through the Effective Date including the following.

(i)	All Claims that Kona has, whether or not Kona now knows about or suspects the Claims;

(ii)	All Claims for attorneys’ fees; and

(iii)	All Claims arising out of Mr. Nahkunst’s employment and the termination of his employment;

For purposes of this Section 3(a), “Kona” means Kona Grill, Inc., and its past and present parent, subsidiary, affiliated, and related entities, and each of them.  Also for purposes of this Section 3(a), “Mr. Nahkunst” means Michael Nahkunst, and any person who has or obtains legal rights or claims against Michael Nahkunst through Kona.

(b)           Indemnification Obligations.  Kona agrees to continue the indemnification obligations as indicated in Section 10.3 of the Employment Agreement and to provide indemnification as required by Delaware law and Kona’s Articles of Incorporation, as amended, and Bylaws.

(c)           Directors & Officers Insurance.  Nothing in this Agreement modifies the Section 5.12 of the Employment Agreement, which pertains to Directors & Officers Insurance coverage for Mr. Nahkunst.

4. Mr. Nahkunst’s Promises.

In return for the Benefits described in Section 2 and the Additional Kona Promises described in Section 3 above, Mr. Nahkunst hereby provides Kona with the following consideration (all and each are “Mr. Nahkunst’s Promises”).

(a)           Release of Claims.  Mr. Nahkunst fully and finally releases, gives up, and otherwise relinquishes all of his legal “Claims” (defined below) against Kona to the maximum extent permitted by applicable law through the date on which he signs this Agreement.  Mr. Nahkunst will not start any lawsuits against Kona except if necessary to enforce the provisions of this Agreement.  The money and other benefits that Mr. Nahkunst will receive as set forth in this Agreement are full and fair payment for the release of all of his Claims and constitute consideration with a value in excess of anything to which Mr. Nahkunst is entitled.  Except as provided in this Agreement, Kona does not owe Mr. Nahkunst anything else.

For purposes of this Section 4(a), the “Claims” that Mr. Nahkunst is hereby releasing, giving up, and relinquishing mean all of Mr. Nahkunst’s legal claims for any relief of any kind or nature against Kona through the date on which Mr. Nahkunst signs this Agreement, including but not limited to the following Claims arising from Mr. Nahkunst’s employment and the termination of his employment:

(i)	All Claims that Mr. Nahkunst has, whether or not Mr. Nahkunst now knows about or suspects the Claims;

(ii)	All Claims for attorneys’ fees;

(iii)
All Claims and rights for age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefits Protection Act (“OWBPA”), and Texas Commission on Human Rights Act (“TCHRA”); and discrimination and retaliation claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, TCHRA, and any other applicable federal, state, or local law;

(iv)
All Claims arising out of Mr. Nahkunst’s employment and the termination of his employment, including, but not limited to, breach of contract, breach of implied contract, breach of covenant of good faith and fair dealing, fraud, illegal termination, wrongful termination, defamation, invasion of privacy, promissory estoppel, retaliation, and infliction of emotional distress;

(v)	All Claims for other alleged unlawful employment practices arising out of or relating to Mr. Nahkunst’s employment or separation from employment; and

(vi)	All Claims for any other form of pay.

For purposes of this Section 4(a), “Kona” means Kona Grill, Inc., and its past and present parent, subsidiary, affiliated, and related entities, and each of them; and past and present agents, officers, directors, employees, shareholders, committees, attorneys, insurers, members, governors, indemnitors, successors or assigns of any and all of the foregoing entities.  Also for purposes of this Section 4(a), “Mr. Nahkunst” means Michael Nahkunst, and any person who has or obtains legal rights or claims against Kona through Michael Nahkunst.

(b)           Non-Solicitation and Non-Compete Covenants.  The restricted periods in Sections 9.1 and 9.2 of the Employment Agreement and used throughout Section 9 of the Employment Agreement are now defined to mean the period of six (6) months following the Effective Date (the “Restricted Period”).  Mr. Nahkunst hereby reaffirms that he will comply with all of his post-employment obligations to Kona including those during the Restricted Period as now defined.  Mr. Nahkunst further acknowledges, reaffirms, and agrees that the provisions and covenants in Section 8 of the Employment Agreement shall survive the termination of Mr. Nahkunst’s employment and remain in full force and effect after the Effective Date as provided therein.

(c)           Cooperation.  Mr. Nahkunst has delivered to Kona any and all of its records and property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, passwords, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of Kona and all copies thereof.  Mr. Nahkunst has returned to Kona all equipment, laptop computers, IPads, BlackBerry devices, credit cards, security cards and keys, badges, and files and any other property belonging to Kona, including all copies of same, that were in Mr. Nahkunst’s possession or control.  Mr. Nahkunst has not downloaded, diverted, or transferred in any manner any files or other data that are the property of Kona.

5. Additional Agreements and Understandings.

(a)           Non-Disparagement.  Mr. Nahkunst will refrain from disparaging Kona, its restaurants, products, services, and other matters pertaining to Kona’s business, and its employees and, without limitation, all and each of the members of its existing and past Boards of Directors and executive officers.  In return, Kona’s existing Board of Directors and executive officers will not disparage Mr. Nahkunst.  If asked, Mr. Nahkunst will say that he resigned for personal reasons.  Only if he is asked to elaborate, he may state only that it was not health related and that he had a personal disagreement with the Board.  Otherwise, he will not expand any such statement beyond the statements included in Kona’s press release dated January 31, 2012.  Kona will confirm these statements to any party requesting a reference on Mr. Nahkunst, and he will instruct any such inquiring party to contact Kona’s director of human resources for that confirmation.

(b)           Unemployment Claims.  Kona will not oppose any claim that Mr. Nahkunst files for unemployment compensation benefits.

(c)           Other Compensation.  Mr. Nahkunst hereby acknowledges that he is not owed any incentive compensation or any other compensation from Kona not otherwise provided herein.

(d)           Other Claims. This Agreement does not prohibit Mr. Nahkunst from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  If Mr. Nahkunst has filed or files a charge or complaint, he agrees that the money and other Benefits described in this Agreement is in complete satisfaction of any and all claims in connection with such charge or complaint, and that he is not entitled to any other monetary relief of any kind with respect to the Claims released in this Agreement.

(e)           Public Disclosure.  Mr. Nahkunst understands that the terms and conditions of this Agreement will be required to be disclosed pursuant to certain required securities filings by with the Securities and Exchange Commission or as otherwise required by law.

(f)           2011 Bonus.  Kona will pay Mr. Nahkunst a bonus for his 2011 performance in the amount of $153,125 (gross), less applicable income tax and other legally required withholding.  The Company will make this payment on February 6, 2012.

(g)           Expense Reimbursements.  Kona will reimburse Mr. Nahkunst for business expenses in the amount of $4,770.01. Kona will make this payment on February 6, 2012.

6.Rights to Counsel, Consider, and Revoke; and Additional Provisions for Knowing and Voluntary Waivers.

(a)           Kona hereby advises Mr. Nahkunst to consult with an attorney prior to signing this Agreement and recommends that he do so.  Mr. Nahkunst represents that he has been represented by legal counsel of his own selection in connection with the negotiation and drafting of this Agreement.

(b)           Mr. Nahkunst understands he has 21 days to consider this Agreement, including his waiver of rights and claims of age discrimination and retaliation under the ADEA and OWBPA, beginning on the date on which he received this Agreement.  If he signs this Agreement, then for a period of seven days following the day on which he signed it, Mr. Nahkunst understands that he will then be entitled to revoke it, and the Agreement will not become effective or enforceable until the seven-day period has expired.  His employment will still end on the Effective Date, and he will not receive the Benefits or the Additional Kona Promises.

(c)           Mr. Nahkunst has read this Agreement carefully and understands all of its terms.  Mr. Nahkunst has had the opportunity to discuss this Agreement with his own attorney prior to signing it.  Mr. Nahkunst enters into this Agreement voluntarily without any pressure or coercion from Kona.  In entering into this Agreement, Mr. Nahkunst has not relied on any statements by Kona, its employees, or attorneys, other than Kona’s promises in this Agreement.

(d)           Mr. Nahkunst represents that he has entered into this Agreement, and released his Claims and agreed to the new definition of the “Restricted Period” voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party.

(e)           Kona will reimburse all business expenses incurred in the normal course of business by Mr. Nahkunst through the Effective Date consistent with Kona’s policy on reimbursement.

(f)           Unused Vacation Time.   Within 30 days of the Effective Date, Kona shall pay Mr. Nahkunst for any of his accrued but unused vacation time as of the Effective Date less applicable income tax and other legally required withholding and any deductions that he voluntarily authorizes in writing.

7.Miscellaneous.

(a)           Binding Effect.  Mr. Nahkunst understands and expressly agrees that this Agreement will bind and benefit him and anyone who has or claims any legal rights against Kona through him.

(b)           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of Mr. Nahkunst and Kona.  This Agreement will not be assignable by Mr. Nahkunst.

(c)           Entire Agreement.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by both Mr. Nahkunst and Kona.  This Agreement constitutes the entire understanding between Mr. Nahkunst and Kona, and supersedes all prior discussions, representations, agreements, guidelines and/or negotiations with respect to the matters herein, provided, however, that this Agreement does not modify provisions of the Employment Agreement that by their terms survive the termination of Mr. Nahkunst’s employment and remain in full force and effect.

(d)           Severability.  In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected.  To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable.  The provisions of this Agreement will, where possible, be interpreted to sustain their legality and enforceability.  Specifically with regard to the provisions of Section 4(b), if a court of competent jurisdiction declines to modify and then enforce any provision in Section 9 of the Employment Agreement (as modified herein) that it holds to be unenforceable, Kona’s obligation to pay the Benefits will immediately terminate, and Mr. Nahkunst will refund to Kona any of the Benefits previously received hereunder.

IN WITNESS WHEREOF, Mr. Nahkunst has hereunto set his hand and Kona has caused this Agreement to be executed in its name, all as of the date first written above.

Date           February 6, 2012                                                        /s/ Michael Nahkunst
Michael Nahkunst

Date           February 6, 2012                                                        Kona Grill, Inc.

By /s/ James R. Jundt
      James R. Jundt, Chairman of the Board

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